UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

October 10, 2008

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 10, 2008, Jerry C. Benjamin and Lawrence G. Meyer were appointed to the Board of Directors of IVAX Diagnostics, Inc. (the “Company”). Messrs. Benjamin and Meyer filled two of the three vacancies on the Board of Directors of the Company created by the previously reported resignations, effective as of October 10, 2008, of Fernando Fernandez, Glenn Halpryn and Jose Valdes-Fauli. In addition to their appointments to the Board of Directors, Mr. Benjamin was appointed to the Audit Committee of the Company, and Mr. Meyer was appointed to the Audit and Compensation Committees of the Company.

In connection with their respective appointments to the Board of Directors, each of Messrs. Benjamin and Meyer was granted options under the Company’s 1999 Performance Equity Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.50 per share, which equaled the closing price of a share of the Company’s common stock on the American Stock Exchange on October 10, 2008. In addition to these stock option grants, Mr. Benjamin was awarded an aggregate annual cash retainer of $27,500 for his appointment to the Board of Directors and Audit Committee of the Company, and Mr. Meyer was awarded an aggregate annual cash retainer of $32,500 for his appointment to the Board of Directors and Audit and Compensation Committees of the Company. These annual cash retainers are expected to be paid in equal quarterly installments. Each of these stock option grants and annual cash retainer awards were made in accordance with the Company’s current director compensation practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: October 15, 2008